Exhibit 99.1
JEFFERSONVILLE BANCORP
PO Box 398
Jeffersonville, NY 12748
845-482-4000

Press Release
For More Information, call: 845-482-4000

Contact: Raymond Walter, President — CEO	For Release
March 14, 2007
Company Press Release
Jeffersonville Bancorp Announces 2007 Stock Repurchase Program
Jeffersonville Bancorp, Inc. (NASDAQ — JFBC) announced today that The Board of Directors authorized the repurchase of up to 50,000 of its outstanding shares in the open market or in privately negotiated transactions. This repurchase program is in addition to the previous programs approved in May and July of 2006. The May 2006 repurchase program for 100,000 shares has been completed as well as substantially all of the 50,000 additional shares authorized for repurchase in July of 2006.
Depending on market conditions and other factors, purchases under this program may be commenced or suspended with out prior notice. The program will be funded using the company’s working capital. Timing of repurchases and the number of shares to be purchased are dependent upon prevailing market conditions, share price and other factors.
Jeffersonville Bancorp is a one-bank holding company, which owns all the capital stock of The First National Bank of Jeffersonville. “Jeff Bank” maintains ten full service branches in Sullivan County New York located in Jeffersonville, Liberty, Monticello, Eldred, Loch Sheldrake, Livingston Manor, Narrowsburg, Callicoon, Wal*Mart/Monticello and Wurtsboro.